Report on Financial Statement Schedule
                       and Consent of Independent Auditors


The Board of Directors and Shareholders
Pinnacle Systems, Inc.:


The audits referred to in our report dated July 22, 1997, include the related consolidated financial statement schedule as of June 30, 1997, and for each of the years in the three-year period ended June 30, 1997. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, this consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Numbers 33-89706, 333-02816, 333-25697 and 333-16999) on Form S-8 of Pinnacle Systems,
Inc. of our reports dated July 22, 1997, relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended June 30, 1997, which reports appear in this June 30, 1997 annual report on Form 10-K of Pinnacle Systems, Inc.


                                           /s/ KPMG PEAT MARWICK LLP


Palo Alto, California
August 28, 1997